EXHIBIT (p) (9)

HSBC Global Asset Management (UK) Ltd - Staff Dealing

Introduction

9.2.1 This document sets out the procedures which all UK based employees working in the following business areas, are required to follow if they wish to deal in investments to which these procedures apply.

HSBC Global Asset Management

Sinopia Asset Management

Liquidity

Multimanager

These procedures form part of each employee’s contract of employment with their employing company. Any breach of these procedures may be considered as grounds for disciplinary action that may include dismissal.

In addition, dealing while in possession of inside information or passing inside information to others or procuring others to deal while in possession of inside information are criminal offences.

9.2.2 Employees should observe the spirit of these procedures as well as the letter. The HSBC Global Asset Management UK Personal Account Dealing Procedures are designed to:

☐ prohibit insider dealing;

☐ prevent the front running of customer orders and research recommendations.

☐ avoid dealing on margin in order that employees do not find themselves in serious financial trouble; reduce the ‘velocity’ of trading i.e. during working hours employees should be working and not concentrating on their own financial activities; manage conflicts of interest; and discourage speculative dealing.

These procedures may be amended, replaced or varied at any time. Amendments will be notified to employees by circular.

9.2.3

In general, employees may deal through any broker, bank or other investment firm if they wish to deal in investments to which these procedures apply.

9.2.4 Employees must seek prior approval from HSBC Global Asset Management Compliance for each deal. Employees should send an e-mail to AMEU compliance requesting approval to deal, detailing the investment, whether it is a sale or purchase and the units or approximate monetary value.

Where approval is given, HSBC Global Asset Management Compliance will confirm their agreement in writing. Each approval is only valid for 24 hours from the time approval is given (excluding weekends and bank holidays) e.g. approval granted at 15.45 hours on Friday will remain valid until 15.45 hours on Monday.

HSBC Global Asset Management (UK) Ltd - Staff Dealing

If the deal is not completed in 24 hours, employees must notify accordingly (via an e-mail to AMEU compliance) and re-apply for approval if required.

9.2.5 Permission to deal may be declined for any reasons the bank deems fit. You must not disclose to anyone that such refusal has occurred.

9.2.6 Employees wishing to enter into a discretionary or a non-discretionary investment management agreement with an investment manager must obtain prior approval from Global Asset Management Compliance. The restrictions detailed in 9.6.2 (a), (b) and (c) still apply.

9.2.7 These procedures constitute the notice required by the Financial Services Authority Conduct of Business rule 11.7.4 as amended from time to time. This notice is designed to ensure each relevant person is aware of the restrictions on personal account transactions and of the measures/procedures established by the firm in connection with personal transactions. Employees who have not previously signed an acknowledgement and to whom these procedures apply are required to acknowledge receipt and their understanding of these procedures in writing. The form of acknowledgement to be used is attached at Schedule 5.

Approval to deal will not be granted to employees until Global Asset Management Compliance has received this acknowledgement.

9.2.8 Compliance with these procedures will be monitored by Global Asset Management Compliance.

9.3 Definitions

9.3.1 The following are definitions of terms used in these procedures:

9.3.2 DEAL OR DEALING means buying, selling, exercising rights or options in respect of any investments to which the procedures apply or agreeing to do so. For the purpose of these procedures this does not include the taking up of a scrip dividend in lieu of cash or the receipt of scrip/bonus shares. Subject to the restrictions detailed in section 9.6.2 below, employees may subscribe to initial public offerings without the need to obtain prior approval.

9.3.3 EMPLOYEES include:

☐ employees (whether full-time, part-time or temporary);

☐ individuals working under a contract of service/s or otherwise; and

☐ employees seconded from any HSBC Group Company;

☐ who are working in and/or supporting the businesses listed in section 1.1.

☐ Retired employees are not subject to these procedures.

9.3.4. RESTRICTED EMPLOYEES includes a small number of individuals working in the businesses listed in section 1.1 who must follow the “Code for Dealing in Group Securities” (GCL 070039 issued 3 August 2007) when dealing in HSBC Group Securities.

HSBC Global Asset Management (UK) Ltd - Staff Dealing

Individuals who are “Restricted Employees” are notified personally and guidance is issued to them as to the procedures they should follow before dealing in Group Securities.

9.3.5 ACCESS PERSONS Employees who are deemed “Access Persons” with respect to the management of U.S. clients, including Funds registered under the U.S. Investment Company Act of 1940 (the “Investment Company Act”), are notified personally and are subject to additional personal account dealing procedures as detailed in “US 1940 Investment Company Act Personal Trading Addendum”.

9.3.6 HSBC GROUP SECURITIES means securities issued by any member company of the HSBC Group and not just securities issued by HSBC Holdings plc itself, together with American Depository Receipts (“ADRs”), warrants, options and other derivatives thereon.

9.3.7. INSIDE INFORMATION is defined in Part V of the Criminal Justice Act 1993 and basically means specific or precise information which relates to particular securities or a particular issuer of securities, which has not been made public and which, if it were made public, would be likely to have a significant effect on the price of any securities. The information does not have to be about a company itself but could be general information which affects a company’s business prospects.

9.3.8 For the purposes of these procedures:

(a) INVESTMENTS does not include life policies, unit trusts*, open ended collective investment schemes* including open ended Exchange Traded Funds*, spot or forward FX, National Savings Certificates, Premium Savings Bonds, cash, property or physical assets such as land, antiques or works of art.

*Specific restrictions apply to employees of Global Asset Management Multimanager Department – see paragraph 9.6.2 (c) and (d).

(b) INVESTMENTS does include financial instruments, both UK and foreign, such as shares (both listed and unlisted), gilts, debentures, government and public securities, warrants, options, futures, contracts for differences, bonds, convertibles, depositary receipts, closed ended funds including any closed ended Exchange Traded Funds, investment trusts and exchange traded commodities. For investment vehicles such as Personal Equity Plans (“PEPs”) Individual Savings Accounts (“ISAs”) and Child Trust Funds (CTF’s) see paragraph 9.5.5.

(c) SECURITIES comprise shares, debt securities, warrants, depositary receipts, options, futures and contracts for differences.

9.3.9 IMMEDIATE SUPPORT STAFF means secretaries and personal assistants.

9.4 Scope – who is covered

9.4.1. These procedures cover all personal account dealing by employees.

9.4.2 In addition, references to dealing on their own account include dealing by connected persons as follows:

(a) an employee’s spouse or civil partner, minor children and other dependants where the employee has influence over their judgement as to how to invest or exercise any rights attaching to their investments;

HSBC Global Asset Management (UK) Ltd - Staff Dealing

(b) any company or unincorporated body controlled by the employees or in which they have a significant interest;

(c) employees dealing in their capacity as a personal representative of an estate or as a trustee of a trust

(d) employees dealing in their capacity as a personal representative of an estate or as a trustee of a trust in which they or a connected person or company have a significant interest;

(e) employees dealing in their capacity as a personal representative or as a trustee otherwise than in (c) above, unless they are relying entirely on the advice of another person from whom it is appropriate to seek advice in the circumstances; and

(f) employees dealing for the account of another person unless they do so in the course of their employment with HSBC. This includes dealing for the account of:

(i) any other relative of the employee who has shared the same household as that employee for at least one year on the date of the personal transaction concerned;

(ii) any person with whom the employee has close links; and

(iii) a person whose relationship with the employee is such that the employee has a direct or indirect material interest in the outcome of the trade, other than a fee or commission for the execution of the trade.

Employees should take all reasonable steps to ensure that personal dealing by or for such persons is undertaken in accordance with the letter and the spirit of these procedures.

9.5 Opening a Dealing Account

9.5.1. Employees may deal through a branch of HSBC Bank plc (including First Direct), through HBSC Bank plc InvestDirect, or through any other broker, bank or investment firm.

9.5.2 It is the responsibility of each employee to ensure Global Asset Management Compliance receives a copy of contract notes for all deals that are subject to these procedures. Employees must instruct their broker, bank or investment firm to forward a copy of the contract notes directly to Compliance by following the procedures set out below.

9.5.3 HSBC Bank plc (including First Direct) and HSBC Bank plc InvestDirect

If employees intend to deal through HSBC Bank plc, First Direct or HSBC Bank plc InvestDirect, they must send the relevant branch/office a letter in the form set out in Schedule II A copy of this letter and the acknowledgement from the branch/office must be forwarded to HSBC Global Asset Management Compliance.

9.5.4 Other Brokers

Employees wishing to use another broker, bank or investment firm (including those available within the HSBC Group) must send a letter in the form set out in Schedule III. A copy of this letter and the acknowledgement from the broker, bank or investment firm must be forwarded to HSBC Global Asset Management Compliance.

9.5.5 PEPs/ISAs/CTFs

These procedures apply to employees wishing to deal in self-select PEPs/ISAs/CTFs including company PEPs/ISAs) where the investment is

HSBC Global Asset Management (UK) Ltd - Staff Dealing

chosen by the employee, unless the PEP/ISA/CTFs is made up entirely of investments to which these procedures do not apply e.g. unit trusts.

9.6 Restrictions on Dealing

9.6.1. Generally employees should not deal in any manner that may conflict (or appear to conflict) with the interests of a customer with whom the applicant has, or is deemed to have, a direct relationship. Specifically the following rules apply to those in various roles and business areas:

(a) Employees should not deal in the securities of any client where they are involved directly or indirectly in the execution of a mandated transaction.

(b) Employees should not deal in the securities of any issuer or affected sector where they have possession of non-public price sensitive information.

(c) Analysts employed by HSBC Global Asset Management (UK) Ltd – Multimanager are required to seek prior approval for deals in Mutual Funds to avoid conflict or potential conflict with business activity undertaken. In addition, such staff are prohibited from buying or selling units in any fund that is assessed from the date of the Fund Manager meeting until 30 days after the release of the Fund Analysis report.

(d) Analysts employed by HSBC Global Asset Management (UK) Ltd – Property Centre of Research are prohibited from buying or selling units in any fund that is assessed from the date of the Fund Manager meeting until 30 days after the release of the Fund Analysis report.

(e) Analysts employed by the active management business (formerly Halbis) of HSBC Global Asset Management (UK) Ltd are prohibited from buying or selling securities where they are undertaking investment research, have issued investment research within the last 30 days or know of any intention to produce investment research in the near future.

(f) Access Persons are subject to additional personal account dealing procedures as detailed in “US 1940 Investment Company Act Personal Trading Addendum” (Schedule 6)

Employees are expected to demonstrate a high degree of personal integrity and consideration of any consequential reputational risk or damage to the Bank in relation to their personal account dealing. These rules apply equally regardless of how and in what capacity they obtained non-public price sensitive information. Where employees are in any doubt as to how these rules apply to their particular situation, they should in the first instance, discuss the matter with their usual compliance contact and seek advice on whether they can submit a request for permission to deal. If there is any doubt as to whether an employee holds non-public price sensitive information, the employee should not deal.

9.6.2 As a general rule, employees with prior approval are permitted to deal for normal investment purposes in securities at any time. However, the following restrictions apply:

(a) Dealing must be for normal investment reasons; speculative dealings are not permitted. In particular,

HSBC Global Asset Management (UK) Ltd - Staff Dealing

employees are not permitted to sell short (except if the transaction is one side of a currency pair), nor to carry out any transaction which they could not settle if called upon to do so at any time. Gambling or spread betting with other market participants is expressly prohibited.

(b) Other than as provided for in section 9.7 of these procedures, employees are not permitted to deal in futures, options, (including any put or call options and options which may be colloquially called “warrants”), or contracts for differences. However, employees are permitted to purchase put options or covered put warrants in order to hedge positions in corresponding securities and to deal in stock indices as part of portfolio management with explicit compliance approval. Employees may also enter into Swaps or Caps in order to protect personal borrowing. Swaps and Caps cannot be taken out for speculative purposes.

(c) Employees are not permitted to deal on margin or undertake any leveraged trading

(d) Employees must not deal for their own account at a time or in a manner which they know, or are deemed to know, is likely to have a direct adverse effect on the particular interests of the Group or any customer of the Group.

(e) Employees may not deal for their own account in a security in circumstances where they know, or should know, that a Group company intends to publish a written recommendation or a piece of research analysis which could reasonably be expected to affect the price of that security until two business days after the research has been published. Dealing before a research recommendation has become public or front running research recommendations may also breach insider dealing legislation.

(f) When employees are aware that HSBC has accepted a customer’s order or has made a decision to deal for a discretionary customer, they may not deal the same way in advance or front run of that customer’s order.

(g) Employees may not sell shares or related securities within 30 calendar days of the purchase of the investments in question. This prohibition extends to “connected persons” as defined by paragraph 9.4.2 of the procedures, but does not cover:

1) bed and breakfast transactions (where permitted by local law),

2) shares acquired as a result of an existing holding or interest (e.g. as a result of a rights or capitalisation issue);

3) shares acquired through the exercise of a SAYE option or similar contract;

4) investments in initial public offerings where no Group company is involved as adviser, sponsor or underwriter.

(h) Under the 30 calendar day rule purchases will be treated on a last in first out basis.

(i) Spread betting is not permitted with the exception of sporting and political bets

(j) Employees may not join and/or participate in a private share club.

(k) If an employee is prevented from dealing under any of the above restrictions, he or she must not:

☐ procure any other person to enter into such a transaction; or

☐ communicate any information or opinion to any other person if they know, or have reason to believe, that the person will, as a result, enter into such a transaction, or counsel or procure some other person to do so.

(l) Dealing by employees must not interfere with the performance of their duties.

HSBC Global Asset Management (UK) Ltd - Staff Dealing

9.6.3 A summary of restrictions is contained in Schedule III.

9.7 SPECIFIC RESTRICTIONS ON DEALING IN HSBC GROUP SECURITIES

9.7.1. GCL040059 issued on 13 August 2004 removed the previous general prohibition on employees dealing in derivative instruments over Group securities. UK employees who are permitted to deal in derivative instruments over Group securities may only do so in order to hedge positions in corresponding Group securities.

9.7.2

Such hedging may only be carried out through the purchase of put options and covered put warrants and employees will be required to support their requests to deal with evidence of their exposure to HSBC’s share price. Such dealing requests are subject to the prior approval requirements outlined in paragraph 9.2.4 of these procedures.

9.7.3. If an individual is classified as “Restricted Employees”. Such individuals must follow the “Code for Dealing in Group Securities” (GCL 070039 issued 3 August 2007) when dealing in HSBC Group Securities.

9.7.4 Individuals who are “Restricted Employees” are notified personally and guidance issued as to the procedures they should follow before dealing in Group securities. Employees who have not been advised that they are a “Restricted Employee” should consider themselves as “Non Restricted”.

9.7.5 Any employee may enter into a scheme under which HSBC Group Securities:

(a) are purchased pursuant to a regular standing order or direct debit arrangement;

(b) are acquired by way of a standing order election to reinvest dividends or other distributions received; or

(c) are acquired pursuant to a standing election to receive shares in place of a cash dividend if, in the case of a “Restricted Employee”, the provisions set out in the “Code for Dealing in Securities” are complied with.

9.7.6 In accordance with the provisions of the Companies Act 1985, directors of HSBC Holdings plc or any of its subsidiaries (including dormant and nominee companies) must give details of their transactions (including receipt of scrip dividends) in any HSBC Group Securities to their Company Secretary within five business days of the transaction.

HSBC Global Asset Management (UK) Ltd - Staff Dealing

9.8 SPECIAL SITUATIONS

9.8.1 New recruits to the businesses listed in 9.2.1 of these procedures.

For some new employees to HSBC these procedures may conflict with their existing investment strategy. Where new employees maintain investments and/or positions that conflict with these procedures they should close out such positions within three months of joining HSBC.

9.8.2 Dispensations

Dispensations to the HSBC Global Asset Management UK Personal Account Dealing Procedures will be considered on an exception basis only.

All requests must be sent in writing to HSBC Global Asset Management Compliance who may consult with senior management. The request should set out the circumstances and reasons why the employee is seeking a dispensation.

As a general rule, Global Asset Management Compliance would expect to be able to give a decision within three business days.

Any dispensations given may be limited and or/conditional. Dispensations from the restrictions in respect of analysts and specialist salespersons will seldom be given and then only subject to restrictive conditions.

9.8.3 Funds - Prior notification to Compliance must be given (by e-mail to the Compliance in-box) if

(a) An employee has a personal relationship with a fund manager (internal or external) and wishes to deal in their funds

(b) A fund manager (internal) wishes to deal in a fund managed by himself/herself.

N.B. This requirement applies to both purchases and sales.

9.8.4. Rights Issues – Employees may exercise accrued rights on shares held without the need to obtain prior approval from Global Management Compliance.

9.8.5 Stock Transfers – Compliance approval is not required where ownership of a stock is transferred solely by an appropriate instruction to the registrar; however, Compliance should be notified of the transfer asap. N.B. This exemption does not apply where the ‘transfer’ involves a ‘sale and purchase’ arrangement.

9.8.6 Bed and ISA / Bed and SIPP – This section applies to a ‘sale and repurchase’ arrangement where the aim is to transfer an investment into a tax-efficient wrapper such as an ISA, SIPP or similar. Compliance approval is not require for such an arrangement if – once instigated – its operation is automatic i.e.

(a) The full proceeds of the initial sale (allowing for charges) are used to repurchase the same investment and

(b) The repurchase transaction cannot be stopped by the individual and

(c) Its timing is not controlled by the individual.

HSBC Global Asset Management (UK) Ltd - Staff Dealing

9.8.7 HSBC Save As You Earn (SAYE) Share Schemes and Employee Share Ownership Plan. - Employees may acquire HSBC Holdings plc shares through the exercise of a SAYE option or through a regular subscription to the Employee Share Ownership Plan without the need to obtain prior approval from Global Asset Management Compliance.

However, the subsequent sale of shares received from SAYE and the Employee Share Ownership Plan requires prior approval from Global Asset Management Compliance, unless the timing of the sale is not within the employee’s control.

A similar principle applies to any historic (or future) HSBC share schemes, unless specified otherwise.

HSBC Global Asset Management (UK) Ltd - Staff Dealing

Schedule 1 - INSIDER DEALING LEGISLATION

Insider dealing and market abuse are criminal acts.

The UK law on insider information is contained in Part V of the Criminal Justice Act 1993 and Part VIII of the Financial Services and Markets Act 2000.

For more detailed information about this legislation Global Asset Management employees should refer to the Compliance intranet section on Market Abuse.

Schedule II – Form of letter to HSBC Branch and First Direct.

Form of letter to be sent by employees when dealing through a branch of HSBC Bank plc (including First Direct) or HSBC Bank plc InvestDirect (Paragraph 9.5.3)

Personal Address
Date
To:
HSBC Bank plc, First Direct or HSBC Bank plc InvestDirect
Address

Dear Sir

I instruct you until further notice to send copies of all contract notes and advice notes for bargains executed by you on my behalf to:

Compliance Department
HSBC Global Asset Management (UK) Limited
Upper Ground
78 St James’s Street
London
SW1A 1EJ

Please acknowledge receipt of this letter and your acceptance of the instructions contained herein.

I hereby authorise you to provide my Compliance Officer with any information which he may request regarding the operation of my account, and/or any dealings undertaken on my behalf.

This notice replaces all previous instructions in this regard which I have sent to you.

Yours faithfully

Signature

Name

Schedule III – Form of letter to other brokers, banks or investment firms.

Form of letter to be used by employees when they wish to deal through other brokers, banks or investment firms (Paragraph 9.5.4)

Personal address

Date

Dear Sirs

I instruct you until further notice to send copies of all contract notes and advice notes for bargains executed by you on my behalf to:

Compliance Department
HSBC Global Asset Management (UK) Limited
Upper Ground
78 St James’s Street
London
SW1A 1EJ

My employer also wishes me to advise you that:

1. On no account should I be given credit or special dealing facilities by you.

2. Multiple applications should never be made if prohibited either expressly or implicitly by the prospectus for a public offer.

3. Unless specifically advised, you may not deal on my behalf in options over HSBC Group securities at any time.

I hereby authorise you to provide my Compliance Officer with any information which he may request regarding the operation of my account, and/or any dealings undertaken on my behalf.

Please acknowledge receipt of this letter and your acceptance of the instructions contained herein.

This notice replaces all previous instructions in this regard which I have sent to you.

Yours faithfully

Signature

Name

Schedule IV – Summary Of Restrictions

SUMMARY OF RESTRICTIONS BY BUSINESS AREA

General

Employees should not deal in the securities of any issuer or affected sector where they have possession of non-public price sensitive information.

Analysts are prohibited from buying or selling securities where they are undertaking investment research, have issued investment research within the last 30 days or know of any intention to produce investment research in the near future.

HSBC Global Asset Management (UK) Ltd - Multimanager

Employees are required to seek prior approval for deals in Mutual Funds to avoid conflict or potential conflict with business activity undertaken. In addition, such staff are prohibited from buying or selling units in any fund that is assessed from the date of the Fund Manager meeting until 30 days after the release of the Fund Analysis report.

HSBC Global Asset Management (UK) Ltd – Property Centre of Research

Employees are prohibited from buying or selling units in any fund that is assessed from the date of the Fund Manager meeting until 30 calendar days after the release of the Fund Analysis report.

Summary of restrictions

Employees are not permitted to:

☐ Sell short (except if the transaction is one side of a currency pair).

☐ Carry out any transaction which they could not settle if called upon to do so.

☐ Gamble or spread bet with other market participants.

☐ Deal in futures.

☐ Other than as provided for in section 9.6 & 9.7 of these procedures, deal in options (including any put or call options and options which may be colloquially called “warrants”). However, purchasing put options or covered put warrants and stock indices may be permitted as part of portfolio management risk mitigation with explicit compliance approval. Employees may enter into swaps or caps in order to protect personal borrowing.

☐ Deal in contracts for differences.

☐ Undertake any spread betting with the exception of sporting and political bets.

☐ Deal on margin.

☐ Undertake any leveraged trading.

☐ Deal at a time, or in a manner, which they know, or should know, is likely to have a direct effect on the particular interests of the Group or any customer of the Group.

☐ Deal in the securities of any company or other issuer of securities or affected sector, while they are in possession of inside information relating to that issuer. This prohibition applies no matter how the information was obtained.

☐ Deal for their own account in a security in circumstances where they know or are deemed to know, that a Group company intends to publish a written recommendation or a piece of research analysis which could reasonably be expected to affect the price of that security until two business days after the research has been published. Dealing before a research recommendation has become public may also breach insider dealing legislation.

☐ Deal the same way in advance of a customer’s order where they are aware of such an order.

☐ Sell securities within 30 calendar days of the purchase of the securities in question.

☐ Join and /or participate in a private share dealing club.

☐ Undertake any dealings that interfere with their performance or duties.

If an employee is prevented from dealing under any of the above restrictions, he/she must not:

☐ procure any other person to enter into such a transaction; or

☐ communicate any information or opinion to any other person if they know, or have reason to believe, that the person will, as a result, enter into such a transaction, or counsel or procure some other person to do so.

Schedule V – UK Personal Account Dealing Undertaking

☐ I acknowledge receipt of a copy of the HSBC Global Asset Management UK Personal Account Dealing Procedures.

☐ I will comply with these procedures and as amended and notified to me from time to time (including the requirement to comply with the insider dealing provisions set out in Part V of the Criminal Justice Act 1993 and Part VIII of the Financial Services and Markets Act 2000.) in respect of any dealings in securities which I undertake.

☐ I understand that before I deal, I must seek prior approval and ensure that HSBC Global Asset Management Compliance receive a copy of all contract notes.

☐ I understand that these procedures form part of my contract of employment, and that any breach of these procedures may be considered to be grounds for disciplinary action which may include dismissal.

SIGNED: _________________________________________________

NAME: ____________________________________________________

DEPARTMENT: ___________________________________________

DATED: ___________________________________________________

PLEASE COMPLETE THIS FORM AND RETURN IT TO:

Compliance Department
HSBC Global Asset Management (UK) Limited
Upper Ground Floor
78 St James’s Street
London
SW1A 1EJ

Schedule VI – US 1940 Investment Company Act Personal Trading Addendum

US 1940 Investment Company Act Personal Trading Addendum

Introduction

This Addendum supplements the existing HSBC Global Asset Management Personal Account Dealing Procedures (the “PA Procedures”) and applies solely to employees who are deemed “Access Persons” with respect to the management of U.S. clients, including Funds registered under the U.S. Investment Company Act of 1940 (the “Investment Company Act”).

Rule 204A-1 of the U.S. Investment Advisers Act of 1940 (“Advisers Act”) requires registered investment advisers to adopt and enforce codes of ethics setting forth standards of conduct and that require compliance with U.S. Federal Securities Laws. Persons covered by this Addendum have a fiduciary duty to place the interests of clients first and to conduct all personal securities transactions in accordance with the requirements of this Addendum, in compliance with U.S. Federal Securities Laws, and in a manner that avoids actual or potential conflicts of interest and does not otherwise take inappropriate advantage of a client relationship. Persons covered by this Addendum must adhere to this general principle as well as comply with the specific provisions set forth below.

Definitions

Access Persons (with effect from 1 February 2010) include any supervised persons who have access to non-public information regarding any U.S. client’s purchase or sale of securities, who is involved in making securities recommendations to U.S. clients, or who has access to such recommendations that are non-public. Investment personnel involved in the management and monitoring of any Fund registered under the Investment Company Act are deemed to be access persons.

Beneficial Ownership shall be interpreted subject to the provisions of Rule 16a-1(a) (exclusive of Section (a)(1) of such Rule) of the Securities Exchange Act of 1934.

Federal Securities Laws include the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Sarbanes-Oxley Act of 2002; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; Title V of the Gramm-Leach-Bliley Act of 1999 and any rules adopted by the U.S. Securities and Exchange Commission (the “Commission”) under any of these statutes; the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the Commission or the Department of Treasury.

Fund means any advisory client that is a registered investment company under the Investment Company Act.

Reportable Fund – means any Fund advised or underwritten by HSBC Global Asset Management (UK) Limited or an affiliate.

Reportable Securities are any Securities except:

☐ Direct obligations of the Government of the United States;

☐ Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;

☐ Shares issued by money market funds;

☐ Shares issued by open-end registered investment companies, other than Reportable Funds; and

☐ Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are Reportable Funds.

Security means shares, bonds, debentures, debt instruments, instruments entitling the holder to shares or securities (e.g. warrants), commodities derivatives, and certificates representing securities (e.g., ADRs).

Personal Securities Transactions

Restrictions on employees’ personal trading activities, as well as pre-clearance and reporting requirements, are fully detailed in the PA Procedures. As a reminder, employees may not deal in any securities, including initial public offerings and limited offerings, without first obtaining pre-clearance from HSBC Global Asset Management Compliance. All employees are also required to ensure that Global Asset Management Compliance receives a copy of contract notes for all personal securities transactions. In addition to complying with the PA Procedures Access Persons and directors are prohibited from trading in any 1940 Investment Company Act fund for which HSBC Global Asset Management (UK) Limited serves as an investment sub-adviser. Access Persons must also periodically report the existence of all Reportable Securities holdings, as well as the existence of any account that holds any Securities.

Initial Holdings Reports

Reports regarding accounts and holdings must be submitted to HSBC Global Asset Management (UK) Limited Chief Compliance Officer (“CCO”) or his/her designee within ten days of an individual first becoming an Access Person. Initial holdings reports must be current as of a date no more than 45 days prior to the date that the person became an Access Person. The CCO or his/her designee shall provide the appropriate reporting forms that must be completed by each individual who is deemed an Access Person.

Annual Holdings Reports

Access Persons must submit reports regarding accounts and holdings to the CCO or his/her designee on or before February 14th of each year. Annual reports must be current as of December 31st of the prior year. The CCO or his/her designee shall provide the appropriate reporting forms that must be completed by each individual who is deemed an Access Person.

NOTE: When completing initial and annual holdings reports, Access Persons must provide details about all accounts over which the Access Person has any Beneficial Ownership and that hold any Securities, including accounts that do not hold any Reportable Securities.

Reporting Violations of the Code

Employees must promptly report any suspected violations of the PA Procedures or this Addendum to the CCO. To the extent practicable, HSBC Global Asset Management (UK) Limited will protect the identity of an employee who reports a suspected violation. However, HSBC Global Asset Management (UK) Limited remains responsible for satisfying the regulatory reporting, investigative, and other obligations that may follow the reporting of a potential violation.

Retaliation against any person who reports a violation of any HSBC Global Asset Management (UK) Limited policy, procedure, or government regulation is strictly prohibited and will be cause for corrective action, up to and including dismissal.

Violations of the PA Procedures, this Addendum, or other policies and procedures set forth in the HSBC UK Compliance Manual may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an employee to civil, regulatory, or criminal sanctions. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

If the CCO determines that a material violation of the PA Procedures or this Addendum has occurred, he or she will promptly report the violation, and any associated action(s), to HSBC Global Asset Management (UK) Limited senior management. If senior management determines that the material violation may involve a fraudulent, deceptive, or manipulative act, HSBC Global Asset Management (UK) Limited will report its findings to any Fund’s Board of Directors or Trustees, pursuant to Rule 17j-1.

Compliance Procedures

Reviews

At least annually, the CCO or his/her designee will review the securities holdings and transactions of all Access Persons for any apparent conflicts of interest or violations of PA Procedures or this Addendum. Specifically, the CCO or his/her designee will closely monitor all Access Persons’ personal trading activities in order to detect the following potentially abusive behaviour:

☐ Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds,

☐ Personal trading in Securities also held by a Reportable Fund,

☐ Trading opposite of Client trades,

☐ Trading ahead of Clients, and

☐ Trading that appears to be based on material, non-public information.

Investment Company Reporting

On an annual basis (or more frequently as may be required), the CCO shall furnish to the Board of Directors/Trustees of each Fund a written report that:

☐ With respect to the Fund, describes any issues arising under the PA Procedures or this Addendum since the last report to the Board of Directors/Trustees, including, but not limited to, information about material violations of the PA Procedures or this Addendum and procedures and sanctions imposed as a result of such material violations; and

☐ Certifies that HSBC Global Asset Management (UK) Limited has adopted procedures reasonably necessary to prevent Access Persons from violating the PA Procedures or this Addendum.

In the event of a material change to the PA Procedures or this Addendum, the CCO shall inform each Fund’s CCO of such change and ensure that the change is approved by each Fund’s Board no later than six months after the change is adopted.

Recordkeeping

HSBC Global Asset Management (UK) Limited shall maintain all records required by Advisers Act Rule 204-2(a)(12) and (13) and shall make such records available to the Commission, or any representative of the Commission, upon request

Distribution of the Code and Acknowledgement of Receipt

HSBC Global Asset Management (UK) Limited will distribute the PA Procedures and this Addendum to each Access Person upon the commencement of employment (or subsequent identification as an Access Person), annually, and following any material changes to the PA

Procedures or this Addendum. Following each distribution, all Access Persons must acknowledge that they have received, read, understood, and agree to comply with the PA Procedures and this Addendum.

Schedule VII– Application to Group Company Secretary for permission to buy or sell Group Securities

Date:

FORM A

The full name of the applicant, their job title and the Group company (with contact office address) where the applicant works must be supplied.

Name:

Job Title:

Group Company

Branch/department

Name of Group Security:

Number of Units:

Type of transaction (purchase/sale)

Registered Name

(if different from above)

Nature of Exceptional

Circumstances:

Date of Application:

Declaration: I am not in possession of unpublished price sensitive information in relation to any part of the HSBC Group.

Signature:

Authorised Signatory:

Signed:

Date:

Permission granted/refused by Group Company Secretary:

Signed:

Date:

Notes: This form must be submitted to Group Company Secretary, 8CS41, in duplicate. A copy of this form will be returned to you endorsed whether or not permission has been granted.

Date:

FORM B

The full name of the applicant, their job title and the Group company (with contact office address) where the applicant works must be supplied.

Name:

Job Title:

Group company:

Branch/department

Name of Group Security:

Number of Units:

Type of transaction (sale):

Registered Name

(if different from above)

Date of Dealing:

Date of Notification:

Signature:

Date of receipt (for

official use only):

Notes: This form must be submitted to Group Company Secretary, 8CS41, no later than the day following the dealing.